PROSPECTUS SUPPLEMENT                      FILED PURSUANT TO RULE NO.  424(b)(3)
(To Prospectus dated January 22, 2001)               REGISTRATION NO.  333-78575



                        [INTERNET HOLDRS(SM) TRUST LOGO]


                        1,000,000,000 Depositary Receipts
                             Internet HOLDRS(SM) Trust

     This prospectus supplements information contained in the prospectus dated January 22, 2001, which updated the original prospectus dated September 22, 1999 relating to the sale of up to 1,000,000,000 depositary receipts by the Internet HOLDRSSM Trust.

     The share amounts specified in the table on page 10 of the base prospectus shall be replaced with the following:
                                                                    Primary
                                                    Share           Trading
       Name of Company                 Ticker      Amounts          Market
------------------------------         ------      -------        ------------
Amazon.com, Inc.                        AMZN          18           Nasdaq NMS
Ameritrade Holding Corporation          AMTD           9           Nasdaq NMS
AOL Time Warner Inc.                    AOL           42           NYSE
At Home Corporation                     ATHM          17           Nasdaq NMS
CMGI Inc.                               CMGI          10           Nasdaq NMS
CNET Networks, Inc.                     CNET           4           Nasdaq NMS
DoubleClick Inc.                        DCLK           4           Nasdaq NMS
EarthLink, Inc.                         ELNK          6.23         Nasdaq NMS
eBay Inc.                               EBAY          12           Nasdaq NMS
E*TRADE Group, Inc.                     ET            12           NYSE
Inktomi Corporation                     INKT           6           Nasdaq NMS
Network Associates, Inc.                NETA           7           Nasdaq NMS
Priceline.com Incorporated              PCLN           7           Nasdaq NMS
RealNetworks, Inc.                      RNWK           8           Nasdaq NMS
Yahoo! Inc.                             YHOO          26           Nasdaq NMS

     The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

          The date of this prospectus supplement is September 30, 2001.